Exhibit 99.1

P. O. BOX 717 PITTSBURGH, PA 15230-0717 (412) 787-6700

CALGON CARBON AWARDED $7.1-MILLION
WATER TREATMENT CONTRACT

PITTSBURGH, PA - May 5, 2008 - Calgon Carbon Corporation (NYSE: CCC) announced today that it has been awarded a contract from the Palmdale Water District, Palmdale, California to supply granular activated carbon (GAC) and provide related services for the Palmdale Water Treatment Plant. The value of the contract is $7.1 million. The contract includes the initial fill of GAC plus replacement GAC for an additional two years.

Under terms of the contract, Calgon Carbon will supply GAC and provide related services for the Phase II upgrade of the Palmdale Water Treatment Plant, which can process approximately 35-million gallons of water per day.

The Phase II upgrade is part of Palmdale Water District’s response to the U.S. Environmental Protection Agency's Stage 2 Disinfection Byproducts Rule (DBP Rule) which was promulgated in 2006. The DBP Rule establishes maximum levels at which disinfection byproducts (DBPs) are permitted to be present in drinking water. DBPs are potentially harmful compounds that are formed when chlorine used to disinfect drinking water reacts with naturally occurring organic materials in the water. By removing the organic materials, activated carbon prevents DBPs from forming.

The contract from the Palmdale Water District is the second major award to Calgon Carbon for products and services to control disinfection byproducts in drinking water, following last month’s award of a $2.3 million contract from the City of Scottsdale, AZ.

Commenting on the announcement, Bob O'Brien, senior vice president of Calgon Carbon, said, "We are pleased to have the opportunity to provide the Palmdale Water District with products and services in support of their efforts to comply with the Stage 2 Disinfection Byproducts Rule. We look forward to provide similar support to other communities that also take a progressive approach to drinking water treatment.”

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air safer and cleaner.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This document may contain certain statements that are forward-looking relative to the company's future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company's actual results in future periods to be materially different from any future performance.

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